Execution Copy 10.03.2019

AZL

Attachment 2-F to BPO Schedule 2
of BPO Service Description SoW

BPO Services

Third Party Administrator Services
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ATTACHMENT 2-F TO BPO SCHEDULE 2

THIRD PARTY ADMINISTRATOR SERVICES

This is Attachment 2-F to Schedule 2 of the BPO Service Description a defined type of Statement of Work under the Master Professional Services Agreement with effective date of January 1, 2020, by and between AZL and Supplier (the “Agreement”).
1. INTRODUCTION
This Schedule sets forth additional terms and conditions applicable to the TPA Services to be provided pursuant to this Attachment 2-F to Schedule 2 of the BPO Service Description.

2. DEFINITIONS
Capitalized terms used in this Attachment 2-F to Schedule 2 but not otherwise defined herein will have the meanings set forth in the Agreement or the BPO Service Description.  As used herein “Administrator” means Supplier or its approved affiliate company.  “Insurer” means AZL.  Unless otherwise specified, references to “Section” refer to the applicable Section of this Schedule.
3. ADMINISTRATOR RESPONSIBILITIES
3.1 General.  Administrator will perform all TPA Services in accordance with Agreement or the BPO Service Description and this Attachment 2-F to Schedule 2. Without limiting the generality of the foregoing, the Administrator has no authority to pay claims without the authorization of Insurer and, unless provided for in the Admin Guidelines, Administrator has no authority to, nor shall it represent itself as having authority to do any of the following:
(a) Waive premium payment;
(b) Extend the time for payment of premiums or other monies due to the Insurer;
(c) Institute, prosecute, or maintain any legal proceedings in connection with any matter pertaining to Insurer’s business, other than, and with the prior written approval of Insurer pursuant to, the institution, prosecution, and maintenance of legal proceedings for the collection of premiums due on Contracts or recoveries on claims;
(d) Hold itself out as an agent of Insurer in any other manner, or for any purpose, other than as specifically prescribed in the applicable TPA Service Agreement;
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(e) Make any representation, pledge the credit of or create any obligation on behalf of Insurer other than as specifically prescribed in or contemplated by the applicable TPA Service Agreement; provided, however, those matters addressed by the BPO Service Description shall be governed by such provision;
(f) Jointly employ an individual who is employed by Insurer; or
(g) Make any inaccurate or misleading representations regarding Insurer, its relationship with Insurer, or the Contracts.
3.2 Processing of Transactions.  The Administrator will process any requests (within the scope of its services specified under the TPA Service Agreement) from the Insurer, its agents, Contract holders, and Insureds (as applicable) accurately, completely, and as soon as reasonably possible.  The Administrator will maintain proper documentation thereof.  To the extent applicable to the TPA Services, receipt by the Administrator of claims, proofs of loss and supporting evidence shall be deemed receipt by the Insurer.
3.3 Compliance with Law. In addition to and without limitation of its obligations under the Agreement and the BPO Service Description, Administrator will perform the TPA Services in compliance with all TPA Laws, insurance Laws, or other applicable Law.
3.4 Cancellation.  If the TPA Services include underwriting, Insurer shall have the right to cancel or not renew a Policy subject to applicable state law.
3.5 Complaints.
(a) Except as provided in Section 3.5(b) below, Administrator shall route electronically or otherwise forward to Insurer, within one (1) Business Day, a copy of all Complaints.  As may be further set forth in the Admin Guidelines, a “Complaint” shall include a written communication expressing dissatisfaction with or a complaint or objection directly or indirectly related to TPA Services provided under the Agreement and BPO Service Description, including without limitation claims processing.  Complaints are divided into two categories: (i) Complaints by consumers, Insureds, and/or Contract holders (“Consumer Complaints”) and (ii) Complaints from insurance departments or other federal or state regulators (“IDs”). Notwithstanding the foregoing or the requirements in Section 3.5(d) below, if any telephone complaint raises a significant or material alleged or actual issue with TPA Services, then Administrator shall promptly, but not later than within one (1) Business Days, notify Insurer. Administrator agrees to handle all Complaints in accordance with Insurer’s Admin Guidelines and instructions, which may be supplemented or revised by Insurer in writing.
(b) If the Complaint is from the ID, within the earlier of (i) five (5) Business Days of receiving the Complaint, or (ii) three (3) Business Days before the response is due), Administrator shall provide Insurer with the proposed written response together with all information needed by Insurer to evaluate the proposed response.  Insurer will finalize the proposed written response and is responsible for sending the response using the Insurer name and under the Insurer signature.  This
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information shall include electronic access to copies of claim files, correspondence and other pertinent data.
(c) If the Complaint is a Consumer Complaint, Administrator shall promptly provide Insurer with a copy of response and make available electronically or otherwise all information needed by the Insurer to evaluate the proposed response.  The Insurer will review the proposed response and submit any requested changes to the response.  At the request of Insurer, Administrator will send the response to the Consumer Complaint and provide a copy of the final response to Insurer or otherwise place the response into the Insurer’s Books and Records.
 (d) In addition to requirements for written Complaints, Administrator shall maintain an electronic record of all telephone complaints related to the TPA Services under the Agreement or the BPO Service Description (including without limitation complaints from IDs, consumers, Insureds, and/or Contract holders).

3.6 Legal Process.  Administrator shall immediately forward to Insurer any Claim, legal process (which includes all discovery requests and subpoenas) or notice served on Administrator in a suit or proceeding or investigation against Insurer (or Administrator in connection with TPA Services, including those where Insurer is not a party to the underlying actions) as further set forth in Insurer’s Admin Guidelines.
3.7 Approval of Materials.  If the Agreement or the BPO Service Description and provides for Administrator to distribute Insurer’s marketing materials, Administrator may use only those marketing materials approved in advance in writing by Insurer.  Communications between the Administrator and Insureds (or any other claimants) shall avoid deceptive statements with regard to the responsibilities of Administrator and Insurer.  Any policies, certificates, booklets, termination notices, or other written communications provided by Insurer to Administrator for delivery to Insureds or Contract holders shall be delivered by Administrator promptly after receipt of delivery instructions from Insurer.  Administrator shall not make any representation to any agent, broker, producer, applicant, Insured, Contract holder or others regarding coverage under Contracts issued or to be issued which is inconsistent with the actual terms and conditions of such Contracts. Administrator must provide any required written notices (if requested and approved by the Insured) to covered individual Insureds and Contract holders in accordance with applicable statutes, rules, and regulations.
i. State Specific Rule for Alaska.  In addition to Section 3.7, any policies, certificates, booklets, termination notices, or other written communications provided by Insurer to Administrator for delivery to Insureds or Contract holders shall be delivered by Administrator within ten (10) days after receipt of delivery instructions from Insurer.  See AS §21.27.650(d).
ii. State Specific Rule for Connecticut.  In addition to Section 3.7, Administrator may only use advertising that mentions Insurer or person
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utilizing the Administrator’s services with Insurer’s or person's prior written consent.  See C.G.S.A. §38a-720d.
iii. State Specific Rule for Idaho.  In addition to Section 3.7, prior to approving the use of advertising by Administrator, Insurer shall first file the advertising with the Idaho Director of Insurance along with a certification in a form prescribed by the Director that the advertising complies with Idaho law.  The Director may disapprove the use of the advertising on any of the grounds set forth in section 41-1813, Idaho Code.
iv. State Specific Rule for Georgia.  In addition to Section 3.7, Administrator shall maintain at its principal administrative office a complete file of all advertisements, regardless of by whom written, created or designed, which are used in the course of the Administrator's business in Georgia, with a notation indicating the manner and extent of distribution and the form number of any policy advertised.  Such file shall be subject to inspection by the Georgia Office of Commissioner of Insurance.  All such advertisements shall be maintained in said file for a period of not less than five (5) years.  Administrator shall file with the Georgia Commissioner of Insurance on or before March 1 in each year, a certification executed by an authorized officer of Administrator attesting that to the best of his or her knowledge, information and belief, the advertisements disseminated by Administrator during the preceding calendar year complied, or were made to comply in all respects, with the advertising regulations of Georgia.  See GA ADC §120-2-49.13.
4. RECEIPTS, PAYMENTS, ACCOUNTS AND COMPENSATION
4.1 Effect of Administrator’s Receipt of Payments.  For purposes of the Insured’s or Contract holder’s rights, payment to Administrator of any premiums or charges for insurance or annuity contributions or investments by or on behalf of an Insured or Contract holder shall be deemed to have been received by Insurer with respect to such Insured, and the payment of return premium, other consideration, claims or other contract payments or other amounts by Insurer to Administrator shall not be deemed payment to the Insured or Contract holder until such payments are received by such Insured or Contract holder.  Notwithstanding the foregoing, this Section 4.1, does not limit any right of the Insurer against the Administrator resulting from the failure of the Administrator to make payments to the Insurer, Contract holder and/or Insureds, as applicable.
4.2 Premium Collection and Payment of Claims.
(a) When applicable to the TPA Services, all insurance charges or premiums collected by Administrator on behalf of or for Insurer, and the return of premiums received from Insurer, shall be held by Administrator in a fiduciary capacity.
i. State Specific Rule for Alaska.  In addition to Section 4.2(a), Administrator may not retain more than three months’ estimated claims
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payments and allocated loss adjustment expenses.  See AS §21.27.650(a)(5)(E).
ii. State Specific Rule for Nevada.  In addition to this Section 4.2, money must be remitted within 15 days to the person or persons entitled to it, or be deposited within 15 days in one or more fiduciary accounts established and maintained by the Administrator in a bank, credit union or other financial institution in this state.  The fiduciary accounts must be separate from the personal or business accounts of the Administrator. See N.R.S. 683A.0877(2).
(b) When applicable to the TPA Services, Insurer shall set up and establish at least one (1) premium collection account and one (1) claims payment account and authorize Administrator to have access to same for purposes of providing the TPA Services.
(c) If requested by Insurer, Administrator agrees to establish a fiduciary premium deposit bank account for such Insurer on behalf of such Insurer.  Such account shall be exclusive to that Insurer in a federal or state chartered, federally insured financial institution.  Mixing of funds of different Insurers is not permitted.
(d) Any premium or claim funds received by Administrator in connection with TPA Services shall be immediately remitted to the person entitled to them or deposited promptly into the Insurer’s or Administrator’s fiduciary deposit bank account referenced immediately above.
(e) Administrator shall withdraw funds from such account(s) only for the purposes stated below.  Administrator shall maintain records clearly recording the deposits in and withdrawals from such accounts.
(f) Administrator shall keep copies of all such records and, upon request of Insurer, shall furnish Insurer with copies of such records pertaining to deposits and withdrawals on behalf of or for Insurer.
(g) Administrator shall only make withdrawals from a claim payment account for the purpose of paying claims.  Administrator shall not pay any claim by withdrawals from an account in which premiums or charges are deposited.
(h) Administrator shall withdraw funds from a premium collection account only for the following purposes: (i) remittance to Insurer of funds to which Insurer is entitled; (ii) deposit in an account maintained in the name of Insurer; (iii) transfer to and deposit in a claims paying account with claims to be paid as required or permitted under applicable Law and the Agreement or the BPO Service Description; (iv) payment back to a group Contract holder for remittance to the Insurer or individual Insureds entitled refunds (as applicable); (v) payment to the Administrator of its commission, charges, or other fees (only if this payment method is expressly stated in the Agreement or the BPO Service Description and permitted under applicable Law);   (vi) remittance of return premiums to the persons
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entitled to the funds; or (vii) for the states of Arkansas and Texas, payment of funds for premiums of reinsurance or pursuant to the provisions of any other contract entered into by the trust or plan. See A.C.A. § 23-92-206(d)(6); and V.T.C.A., Insurance Code § 4151.108.
4.3 Form of Payments.  All claims, disbursements, or payments paid by Administrator on behalf of Insurer shall be paid only by checks, drafts or, if permitted by Law, wire transfers of and as authorized by Insurer, including as specified in the Admin Guidelines.
i. State Specific Rule for New Hampshire.  Property and casualty claims may also be paid other than by draft or check, pursuant to rules adopted in accordance with RSA 281-A and RSA 417.  See N.H. Rev. Stat. § 402-H:7(IV).
4.4 Currency for Insurance Business Administered in the U.S.  All transactions will be paid and reported in U.S. dollars.  Administrator is under no obligation to accept premium payments, fees and charges in any currency other than U.S. dollars unless otherwise agreed upon.
4.5 Compensation.  Administrator’s compensation shall not be contingent upon savings obtained in the adjustment, settlement and payment of losses covered by the Insurer’s obligations or otherwise based upon claim experience.  The foregoing shall not preclude compensation to Administrator based on premiums or charges collected or the number of claims paid or processed, provided that such compensation is permissible under applicable Law and Administrator is properly licensed to receive such compensation.
5. BOOKS, RECORDS AND REPORTING
5.1 Records of Receipts.  When applicable to the TPA Services, Administrator shall maintain a cash receipts register of all premiums, contributions or investments received.  The minimum detail required in the register shall be the date received and deposited, the mode of payment, the policy number, name of Contract holder, individual premium or other consideration, other contributions or investment amounts, and agent or other selling representative.
5.2 Records of Disbursements.  When applicable to the TPA Services, Administrator shall maintain records of all relevant disbursements.  The description of a disbursement shall be in sufficient detail to identify the source document substantiating the purpose of the disbursement, and shall include all of the following: (1) the check number; (2) the date of disbursement; (3) the person to whom the disbursement was made; (4) the amount disbursed; and (5) ledger account number.  If the amount disbursed amount does not agree with the amount billed or authorized, Administrator shall prepare a written record as to the discrepancy.  If the disbursement is for the Administrator’s earned administrative fee or commission, the disbursement shall be supported by a written record reflecting the identifying deposit from which the fee was matched.
5.3 Monthly Accounting. Administrator shall render accounts to Insurer detailing all Contract-related transactions and remit all money due to Insurer under this Attachment 2-
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F to Schedule 2 of the BPO Service Description at least monthly.  Administrator will periodically render an accounting to Insurer detailing all transactions performed by Administrator pertaining to the business underwritten by the Insurer and/or relating to the TPA Services. Administrator shall prepare and maintain monthly financial institution account reconciliations as part of the Contract holder and Insured accounting books and records.
5.4 Recordkeeping Requirements.
(a) When applicable to the TPA Services, whether in physical or electronic form, Administrator will establish and maintain facilities and procedures for the safekeeping of policy forms, check forms and facsimile signature imprinting devices, if any, and all other documents, reports, records, books, files, and other materials relative to all transactions between the Administrator, Insurer, Contract holders, and/or Insureds, which will include without limitation the identity and addresses of each Contract holder (collectively, the “Books and Records”).  Administrator shall maintain the Books and Records at its principal administrative office and or any other Administrator Location approved by Insurer in writing, for the duration of the TPA Service and ten (10) years or as required by applicable Law, except as set forth in Section 5.4(c) below.  The Administrator will maintain and make available to the Insurer complete and accurate Books and Records, and the Insurer shall maintain the right to access such Books and Records.  Such Books and Records shall be maintained in accordance with prudent standards of insurance record keeping and applicable Law. The appropriate insurance regulatory official(s) shall have access to such Books and Records for the purpose of examination, audit and inspection to the full extent provided by Law.  Administrator shall keep a current, accurate and complete list of all Administrator Locations at which Books and Records are stored and maintained.
i.
State Specific Rule for Alaska.  In addition to Section 5.4(a), Administrator shall maintain separate records for the Insurer in a form usable by the Insurer; the Insurer or its authorized representative shall have the right to audit and the right to copy all accounts and records related to the Insurer’s business; the Alaska Department of Insurance, in addition to other authority granted in this title, shall have access to all books, bank accounts, and records of the Administrator in a form usable to the Alaska Department of Insurance; any trade secrets contained in books and records reviewed by the Alaska Department of Insurance, including the identity and addresses of Contract holder, Insureds, and/or certificate holders, shall be kept confidential, except that the Alaska Department of Insurance may use the information in a proceeding instituted against the Administrator or Insurer.  See AS §21.27.650(a)(5)(F).

(b) It is expressly understood and agreed that the Books and Records (excluding information confidential to Administrator not relating to Insurer or TPA Services provided hereunder) will be the Company Information of Insurer and that such property will be held by Administrator, as agent, during the Service Agreement or
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BPO Service Description Statement of Work Term. Insurer shall retain the right to continuing access to the Books and Records, including as necessary to permit Insurer to fulfill all of its contractual obligations to Contract holders and Insureds. Administrator shall provide and make reasonably available to Insurer access to all underwriting and Contract claims files and related information maintained in the possession of Administrator.
(c) Upon request by the Insurer upon termination of the TPA Services, to the extent permitted by applicable Law, Administrator will promptly transfer the Books and Records either back to Insurer or to a new administrator identified by and at the written request of Insurer, provided that either the Insurer or the new administrator (as applicable) acknowledges in writing that it is now responsible for retaining all of the Books and Records in satisfaction of Section 5.4(a) above.
(d) Any trade secrets contained herein, including, but not limited to, the identity and addresses of policyholders and certificate holders, shall be confidential, except the appropriate insurance regulatory official may use such information in any proceedings instituted against Administrator.
(e) Administrator shall maintain detailed books and records that reflect all administered transactions specifically in regard to premiums, premium taxes, agents’ commissions, Administrator’s fees, contributions received and deposited and claims and authorized expenses paid.  The detailed preparation, journalizing, and posting of such books and records shall be made in accordance with the terms and conditions of the Agreement and BPO Service Description and in accordance with the “Employee Retirement and Income Security Act of 1974,” 88 Stat. 829, 29 U.S.C. ¶ 1001 et. seq., as amended (“ERISA”) and to enable Insurer to complete the National Association of Insurance Commissioners’ annual financial statement.
5.5 Insurer Reporting Requirements.  TPA Services shall specify Insurer’s reporting requirements. To the extent it does not, the Administrator shall provide, within a reasonable time and subject to Change Control, all information necessary to satisfy reporting requirements with respect to the TPA Services that may be imposed upon Insurer by applicable Law, reinsurers, boards, bureaus or associations, including, but without limitation, to enable Insurer to file required financial statements and reports with regard to the TPA Services.
6. TERMINATION
6.1 Termination.  Pursuant to the termination rights in the Agreementand  the BPO Service Description unless otherwise permintted by Law, Insurer may  terminate any TPA Services with written notice to Administrator: (i) in the event of any material failure of Administrator to comply with applicable Law, or (ii) in the event of any fraud or embezzlement on the part of Administrator, its employees, officers, agents or other representatives.
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i. State Specific Rule for Alaska.  In addition to Section 6.1, the Insurer may terminate the TPA Services for cause upon written notice sent by certified mail to the Administrator.  See AS §21.27.650(a)(5)(A).
ii. State-Specific Rule for Arizona.  Insurer shall provide thirty (30) days' written notice to Administrator of termination or cancellation of the TPA Service.  Insurer shall provide fifteen (15) days' written notice to the Arizona Department of Insurance of termination or cancellation or any other change in the TPA Services. See A.R.S. § 20-485.01(B).
6.2 Termination of Settlement Authority. Any claims settlement authority granted to Administrator by Insurer shall be terminated immediately upon Insurer's written notice to the Administrator. In addition, Insurer may suspend the claims settlement authority of Administrator during the pendency of any dispute regarding the cause for termination.
i. State Specific Rule for Alaska.  In addition to Section 6.2, Insurer may terminate claims settlement authority for cause upon written notice sent by certified mail to the Administrator and/or upon termination of the TPA Services in accordance with Section 6.1 herein.  See AS §21.27.650(a)(5)(l)(i).
6.3 Obligations to Insureds and Contract Holders.  In the event of termination by Insurer of a TPA Service hereunder, Insurer will instruct Administrator of the effective date of the termination of TPA Services.  In the event of any termination by either Insurer or Administrator, Administrator will provide Termination Assistance Services in accordance with the Agreement and the BPO Service Description. In addition, Insurer and Administrator will cooperate and work together to ensure that Insureds and Contract holders are not adversely affected by any termination or dispute.  Insurer shall fulfill any lawful obligations with respect to any Contracts affected by the TPA Services regardless of any dispute between Insurer and Administrator.
7. MISCELLANEOUS
7.1 Notices.  Whenever Insurer or Administrator is required or permitted to give a notice, communication or consent to the other party related to TPA Services, such notice, communication or consent will be in writing and will be deemed given when delivered by hand, one (1) day after being given to an express courier with a reliable system for tracking delivery, or five (5) days after the day of mailing, when mailed by United States mail or registered or certified mail, return receipt requested, postage prepaid.
Notifications will be addressed as follows:

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In the case of Administrator: TCS e-Serve International Limited Attn: Associate General Counsel Tata America International Corporation101 Park Avenue, 26th Floor New York, NY 10178	with a copy to Service Provider:
In the case of Insurer: Allianz Life Insurance Company of North America 5701 Golden Hills Drive Golden Valley, MN 55416	with copies to Customer:

Insurer and Administrator may each from time to time change its address for notification purposes by giving the others prior written notice of the new address and the date upon which it will become effective.

8. ADDITIONAL STATE AND PRODUCT SPECIFIC PROVISIONS
8.1	State Specific Rules for Alaska.
(a) The TPA Services may not be assigned in whole or in part by the Administrator.  See AS §21.27.650(a)(5)(G).
(b)  If the TPA Services permits the Administrator to do underwriting, it must include the following:
(i) the Administrator’s maximum annual premium volume;
(ii) the rating system and basis of the rates to be charged;
(iii) the types of risks that may be written;
(iv) maximum limits of liability;
(v) applicable exclusions;
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(vi) territorial limitations;
(vii) policy cancellation provisions;
(viii) maximum policy term; and
(ix) that the Insurer shall have the right to cancel or not renew a policy of insurance subject to applicable state law.  See AS §21.27.650(a)(5)(H)(i)-(ix).
(c) If Administrator has a place of business in Alaska, a copy of the TPA Service Agreement must be filed with and approved by the Alaska Division of Insurance at least thirty (30) days before Administrator transacts business on behalf of Insurer.  If the TPA Service Agreement is not required to be approved in advance by the Alaska Department of Insurance, Insurer shall provide written notification to the Alaska Department of Insurance within thirty (30) days of the entry into or termination of the TPA Service Agreement.  The notice must include a statement of duties to be performed by Administrator on behalf of Insurer, the kinds and classes of insurance for which Administrator has authorization to act, and other information required by the Alaska Division of Insurance.  See AS §21.27.650(b).
(d) A copy of the claim file shall be sent to the Insurer upon request or as soon as it becomes known that that the claim has the potential to exceed an amount determined by the Alaska Department of Insurance or exceeds the limit set by the Insurer, whichever is less, involves a coverage dispute, may exceed the Administrator’s claims settlement authority, is open for more than six (6) months, involves extra contractual allegations, or is closed by payment in excess of an amount set by the Alaska Department of Insurance or an amount set by the Insurer, whichever is less.  Each Party shall comply with unfair claims and settlement statues and regulations.  Transmission of electronic data must occur at least monthly if electronic claim files are in existence.  Claim files shall be the sole property of the Insurer; upon an order of liquidation of the Insurer, the Administrator shall have reasonable access to and the right to copy the files on a timely basis.  See AS §21.27.650(a)(5)(l)(iii)-(vi).
8.2 State Specific Rule for Connecticut.
(a) The Administrator shall issue a benefits identification card to each Contract holder and Insured that includes disclosure of, and relationship among, the Administrator, Contract holder, Insured and the Insurer or other person utilizing the Services of the Administrator. See C.G.S.A. §38a-720h(a).
8.3	State Specific Rule for Florida.
(a) Administrator’s payments to health care providers must include an explanation of services being reimbursed, which includes, at a minimum: (1) for payments to non-capitated providers, the patient’s name, the date of service, the procedure code, the amount of reimbursement, and the identification of the plan on
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whose behalf the payment is being made; and (2) for capitated providers, the number of patients covered by the contract, the rate per patient, the total amount of the payment, and the identification of the plan on whose behalf the payment is being made.  See F.S.A §626.883(6).
8.4	State Specific Rule for Wisconsin.
(a) Administrator shall prepare sufficient copies of a written notice approved in advance by the Insurer for distribution to all Contract holders and Insureds of Insurer and either shall distribute the copies to the Contract holders and Insureds or shall provide the copies to Insurer for distribution to the Contract holders and Insureds.  The written notice shall contain all of the following: (a) the names and addresses of Administrator and Insurer; (b) an explanation of the respective rights and responsibilities of Administrator, Insurer, and the Contract holders and Insureds; (c) a statement of the extent to which the plan is insured or self-insured, and an explanation of the terms “insured” and “self-insured.”   See W.S.A §633.12(1)(a)-(c).
8.5	State Specific Rule for Texas.
(a) If an insurance product is issued to a trustee, a copy of the trust agreement and any amendment to that trust agreement becomes part of the written agreement between the Administrator and Insurer.  See  V.T.C.A. §4151.02(b).
8.6
State Specific Rule for Connecticut, Delaware, Idaho, Indiana, Iowa, Louisiana, Mississippi, Missouri, Nebraska, New Hampshire, Nevada, North Carolina, Oregon, Rhode Island, South Dakota, and West Virginia.

(a) Administrator shall disclose to Insurer all charges, fees and commissions that Administrator receives arising from Services it provides for the Insurer, including any fees or commissions paid by insurers providing reinsurance, stop loss coverage, or other form of insured benefit.  See C.G.S.A. §38a-720h(c)-Connecticut; Del. Admin. Code 1406-10.3-Delaware; I.C. §41-903(3)-Idaho; 18; I.C.27-1-25-10(c)-Indiana; IAC 191-58.9(510)-Iowa; LSA-R.S. 22:1649(C); Miss. Code Ann. §83-18-19(3)-Mississippi; Neb. Rev. St. §44-5810(3)-Nebraska; N.R.S. 683A.007(3)-Nevada; N.H. Rev. Stat. § 402-H-9(III)-New Hampshire; N.C.G.S.A. § 58-56-41(c)-North Carolina; O.R.S. §744.732(3)-Oregon; Gen. Laws 1956, §27-20.7-10(c)-Rhode Island; SDCL §58-29D-19-South Dakota; and W.Va. Code, § 33-46-10(c)-West Virginia.
8.7	State-Specific Rules for Other Compensation in Georgia, Illinois, and Maine.
(a)
Administrator shall not receive from Insurer or any policyholder or Covered Person under the Insurer’s programs any compensation or other payments, except as expressly set forth in the written agreement between Administrator and Insurer.  See GA ADC §120-2-49.10(2); 215 ILCS 5, §511.106(h); and 24-A M.R.S.A. §1906(8).

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8.8	State Specific Rules for Disclosures in Michigan.

(a)
Pursuant to MCL 550.932(1), in connection with a “benefit plan,” as defined by MCL 550.902(b), for which Administrator is performing administrative services under this Agreement, if any, Insurer shall be responsible for providing written notice to each individual covered by the benefit plan, which written notice shall contain the following information: (a) what benefits are being provided; (b) of changes in benefits; (c) the fact that individuals covered by the benefit plan are not insured or are only partially insured, as the case may be; (d) if the benefit plan is not insured, the fact that in the event the benefit plan or the benefit plan sponsor does not ultimately pay medical expenses that are eligible for payment under the benefit plan for any reason, the individuals covered by the benefit plan may be liable for those expenses; (e) the fact that Administrator merely processes claims and does not insure that any medical expenses of individuals covered by the benefit plan will be paid; and (f) the fact that complete and proper claims for benefits made by individuals covered by the benefit plan will be promptly processed but that in the event there are delays in processing claims, the individuals covered by the benefit plan shall have no greater rights to interest or other remedies against Administrator than as otherwise afforded them by law.  MCL 550.902(b) defines “benefit plan” to mean “a medical, surgical, dental, vision, or health care benefit plan and may include coverage under a policy or certificate issued by a carrier.”

(b)
The written notice required by Subsection 8.8(a) shall be prominently displayed in the summary plan description or in a separate document.  The notice shall be communicated to the individuals covered by the benefit plan within sixty (60) days after becoming covered, upon each republication of the summary plan description, and in any case not less than every five (5) years in a manner calculated to be received and understood by the average individual covered by the benefit plan.  As used in this Section 8.8, “individual covered by a plan” includes only one individual per family covered by the benefit plan.

8.9	State-Specific Rules for Georgia.

(a)
If the Insurer authorizes the Administrator to receive premiums or contributions, the Administrator shall follow all the Georgia Applicable TPA Laws regarding receipts and disbursements of premiums and contributions.

8.10	State Specific Rules for Nevada.

(a) All insurance charges and premiums collected by Administrator on behalf of Insurer and return premiums received from Insurer are held by Administrator in a fiduciary capacity.

(b) Money must be remitted within fifteen (15) days to the person or persons entitled to it, or be deposited within fifteen (15) days in one or more fiduciary accounts established and maintained by Administrator in a bank, credit union or
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other financial institution in Nevada. The fiduciary accounts must be separate from the personal or business accounts of Administrator.  To the extent required by NRS 683A.0877(2), funds relating to Nevada policyholders shall be deposited in an account established and maintained by Insurer with a financial institution located in Nevada.  Insurer and Administrator shall cooperate with one another in good faith as may reasonably be necessary to comply with such requirement, potentially including establishing a deposit account in Nevada and consenting to Administrator’s establishment of a related lockbox arrangement in Nevada.

(c) Administrator shall not commingle funds of different Insurers in the same account.

(d) Administrator shall promptly obtain and keep copies of the records of each fiduciary account and shall furnish any Insurer with copies of the records which pertain to him upon demand of the Insurer.

(e) The Administrator shall not pay any claim by withdrawing money from his fiduciary account in which premiums or charges are deposited.

(f) Withdrawals must be made as provided in the Agreement between the Insurer and Administrator for:
(i) Remittance to the Insurer.

(ii) Deposit in an account maintained in the name of the Insurer.

(iii) Transfer to and deposit in an account for the payment of claims.

(iv) Payment to a group policyholder for remittance to the Insurer entitled to the money.

(vi) Payment to Administrator of his commission, fees or charges.

(vii) Remittance of return premiums to persons entitled to them.

(g) Administrator shall maintain copies of all records relating to deposits or withdrawals and, upon the request of Insurer, provide Insurer with copies of those records. See NRS 683A.0877(1-7).

(h) Administrator shall approve or deny a claim relating to health insurance coverage within thirty (30) days after Administrator receives the claim.  If the claim is approved, Administrator shall pay the claim within thirty (30) days after it is approved.  Except as otherwise provided in NRS 683A.0879, if the approved claim is not paid within that period, Administrator shall pay interest on the claim at a rate of interest equal to the prime rate at the largest bank in Nevada, as ascertained by the Nevada Commissioner of Financial Institutions, on January 1 or July 1, as the case may be, immediately preceding the date on which the payment was due, plus
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6 percent. The interest must be calculated from thirty (30) days after the date on which the claim is approved until the date on which the claim is paid.

(i) If Administrator requires additional information to determine whether to approve or deny the claim, Administrator shall notify the claimant of his request for the additional information within twenty (20) days after Administrator receives the claim.  Administrator shall notify the provider of health care of all the specific reasons for the delay in approving or denying the claim.  Administrator shall approve or deny the claim within thirty (30) days after receiving the additional information.  If the claim is approved, Administrator shall pay the claim within thirty (30) days after he receives the additional information.  If the approved claim is not paid within that period, Administrator shall pay interest on the claim in the manner prescribed in NRS 683A.0879(1).

(j) Administrator shall not request a claimant to resubmit information that the claimant has already provided to Administrator, unless Administrator provides a legitimate reason for the request and the purpose of the request is not to delay the payment of the claim, harass the claimant or discourage the filing of claims.

(k) Administrator shall not pay only part of a claim that has been approved and is fully payable.

(l) A court shall award costs and reasonable attorney’s fees to the prevailing party in an action brought pursuant to NRS 683A.0879.

(m) The payment of interest provided for in NRS 683A.0879(1) for the late payment of an approved claim may be waived only if the payment was delayed because of an act of God or another cause beyond the control of Administrator.

(n) The Nevada Division of Insurance may require Administrator to provide evidence which demonstrates that Administrator has substantially complied with the requirements set forth in NRS 683A.0879, including, without limitation, payment within thirty (30) days of at least 95 percent of approved claims or at least 90 percent of the total dollar amount for approved claims.

(o) If the Nevada Division of Insurance determines that Administrator is not in substantial compliance with the requirements set forth in NRS 683A.0879, the Nevada Division of Insurance may require Administrator to pay an administrative fine in an amount to be determined by the Nevada Division of Insurance.  Upon a second or subsequent determination that Administrator is not in substantial compliance with the requirements set forth in NRS 683A.0879, the Nevada Division of Insurance may suspend or revoke the certificate of registration of Administrator.  See NRS 683A.0879(1-8).

(p) If Administrator establishes a panel of providers of health care or contracts with an organization that establishes a panel of providers of health care,
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Administrator shall not charge a provider of health care or such an organization: (a) any fee to include the name of the provider of health care on the panel; or (b) any other fee related to establishing the provider of health care as a provider on the panel.

(q) If Administrator violates the provisions of NRS 683A.0868(1), Administrator shall pay to the provider of health care or organization, as appropriate, an amount that is equal to twice the fee charged to the provider of health care or the organization.

(r) A court shall award costs and reasonable attorney’s fees to the prevailing party in any action brought to enforce the provisions of NRS 683A.0868.

(s) In addition to any relief granted pursuant to NRS 683A.0868, if Administrator violates the provisions of NRS 683A.0868(1), the Nevada Division of Insurance shall require Administrator to suspend the prohibited activities until Administrator, as determined by the Nevada Division of Insurance: (a) complies with the provisions of NRS 683A.0868(1); and (b) refunds to all providers of health care or organizations, as appropriate, all fees obtained by Administrator in violation of NRS 683A.0868(1).  See NRS 683A.0868.

(t) If Administrator contracts with a provider of health care to provide health care to an insured, Administrator shall: (1) if requested by the provider of health care at the time the contract is made, submit to the provider of health care a copy of the schedule of payments applicable to the provider of health care; or (2) if requested by the provider of health care at any other time, submit to the provider of health care the schedule of payments specified in (1) within seven (7) days after receiving the request.  See NRS 863A.405.

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